                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-49966

Pricing Supplement No. 1 dated October 17, 2001
(To Prospectus Supplement dated March 22, 2001 and Prospectus dated December 7,
2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series E
                               Floating Rate Notes

Principal Amount:                                                   $112,000,000

CUSIP No.:                                                             15231EBE7

Type:                                                      Regular Floating Rate

Interest Rate Basis:                                               3 month LIBOR

Designated LIBOR Page:                                             Telerate 3750

Initial Interest Rate:                                                     4.14%

Original Issue Date:                                            October 22, 2001

Stated Maturity:                                                October 22, 2002

Price to Public (Issue Price per
$1,000 Principal Amount):                                                100.00%

Agents' Discount or Commission:                                         $168,000

Net Proceeds to Centex:                                             $111,832,000

Spread:                                                        +175 Basis Points

Interest Rate Reset Period:                                            Quarterly

Interest Determination Dates:                  Two London Business Days prior to
                                                        each Interest Reset Date

Interest Payment and Reset Dates:                          January 22, April 22,
                                                             July 22, October 22
                                                   (commencing January 22, 2002)

         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $112,000,000 Senior Medium-Term Notes, Series E (the "Notes"), described herein to the following agents named below the principal amount of Notes set forth below opposite the name of such agent:

            AGENT                                                      AMOUNT
            -----                                                   ------------

UBS Warburg LLC.........................................            $ 22,000,000
Credit Suisse First Boston Corporation..................              10,000,000
J.P. Morgan Securities Inc..............................              48,000,000
Salomon Smith Barney Inc................................              27,000,000
Morgan Stanley Dean Witter..............................               5,000,000
                                                                    ------------
               Total....................................            $112,000,000
                                                                    ============

         It is expected that delivery of the Notes will be made against payment therefor on or about October 22, 2001.

         We may issue Senior Medium-Term Notes, Series E, and Subordinated Medium-Term Notes, Series E, under Registration Statement No. 333-49966 in a principal amount of up to $500,000,000 in gross proceeds and, to date, including this offering, an aggregate of $112,000,000 has been issued.